      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2003
                                                     Registration No. 333-100805
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION
               (Exact name of registrant as specified in charter)
                             ----------------------

Maryland                                                22-1897375
(State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                             ----------------------

            3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728
                (Address principal executive offices) (Zip code)

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                             1997 STOCK OPTION PLAN
                            (Full title of the plan)

                              Anna Chew, Controller
                   3499 Route 9, Suite 3C, Freehold, NJ 07728
                     (Name and address of agent for service)

                                  732-577-9996
          (Telephone number, including area code, of agent for service)

                             ----------------------

     This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

================================================================================

EXPLANATORY NOTE

         On May 15, 2003, Monmouth Real Estate Investment Corporation, a
Maryland corporation ("Monmouth Maryland"), became the successor issuer to
Monmouth Real Estate Investment Corporation, a Delaware corporation ("Monmouth
Delaware"), as a result of the merger of Monmouth Delaware with and into
Monmouth Maryland, with Monmouth Maryland being the surviving corporation.
Immediately prior to the merger, Monmouth Maryland had no assets or liabilities other than nominal assets or liabilities. Monmouth Maryland acquired all of the assets and assumed all of the liabilities and obligations of Monmouth Delaware in the merger. Pursuant to Rule 414(d) promulgated under the Securities Act of
1933, as amended, Monmouth Maryland, as a successor issuer to Monmouth Delaware, hereby expressly adopts the Registration Statement on Form S-8 (Registration No.
333-100805) as its own Registration Statement for all purposes of the Securities
Act and the Securities Exchange Act of 1934, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         As a successor to Monmouth Real Estate Investment Corporation, a
Delaware corporation ("Monmouth Delaware"), Monmouth Real Estate Investment
Corporation, a Maryland corporation (the "Registrant"), hereby incorporates by reference in this registration statement the following documents:

(a)      The most recent annual report of Monmouth Delaware on Form 10-K for the fiscal year ended September 30, 2002, as filed with the Securities and
         Exchange Commission on December 23, 2002.

(b)      The quarterly report of Monmouth Delaware for the fiscal quarter ending
         December 31, 2002, as filed with the Securities and Exchange Commission on February 13, 2003.

(c)      The quarterly report of Monmouth Delaware for the fiscal quarter ending
         March 31, 2003 , as filed with the Securities and Exchange Commission on May 14, 2003.

(d)      Current report on Form 8-K of Monmouth Delaware, as filed with the
         Securities and Exchange Commission on November 18, 2002.

(e)      Current report on Form 8-K of Monmouth Delaware, as filed with the
         Securities and Exchange Commission on February 28, 2003.

(f)      Current report on Form 8-K of Monmouth Delaware, as filed with the
         Securities and Exchange Commission on April 4, 2003.

(g)      Current report on Form 8-K of the Registrant, as filed with the
         Securities and Exchange Commission on May 15, 2003.

(h)      Current report on Form 8-K of the Registrant, as filed with the
         Securities and Exchange Commission on May 20, 2003.

(i)      Current report on Form 8-K of the Registrant, as filed with the
         Securities and Exchange Commission on May 21, 2003.

         All documents subsequently filed by the Registrant pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The following description is only a summary of certain terms and provisions of our common stock. You should refer to our charter and bylaws for a complete description.

          General. Our authorized capital stock consists of 25,000,000 shares, initially classified as 20,000,000 shares of common stock, par value
$0.01 per share, and 5,000,000 shares of excess stock, par value $0.01 per share. The excess stock is designed to protect our status as a REIT under the
Internal Revenue Code. See "- REIT Related Restrictions."

         Under Maryland General Corporation Law ("MGCL") and our charter, our board of directors has the power, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have the authority to issue. Also, our board of directors has the power, without any action by the stockholders, to classify or reclassify any unissued capital stock including classification into a class or classes of preferred stock, preference stock, special stock or other stock and to divide or classify shares into one or more series of such class approval. Our board of directors may exercise its power to increase the number of authorized shares or to reclassify any unissued shares in connection with a merger or acquisition, a future underwritten public offering or private placement or a potential hostile takeover. As a holder of our common stock, you will have no preferences or sinking fund or preemptive rights to subscribe for any of our securities.

         As of April 30, 2003, 14,533,511 shares of common stock were issued and outstanding and no shares of excess stock were issued or outstanding. Our outstanding shares of common stock are currently listed on the Nasdaq Stock
Market under the symbol "MNRTA".

         Voting Rights. As a holder of common stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors. Holder of excess stock will not have any voting rights.

         Classified Board of Directors. Our charter provides that the members of our board of directors are divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director is to serve for a three year term or until his or her successor is duly elected and has qualified. Consequently, members of our board of directors will serve staggered three-year terms.

         Distributions. Subject to any preferential rights granted to any class of capital stock, as a holder of our common stock, you will be entitled to receive dividends or other distributions as may be authorized from time to time by our board of directors and declared by us out of funds legally available for dividends or other distributions to stockholders. We currently pay regular quarterly distributions on our common stock. In the event of our liquidation, after payment of any preferential amounts to any class of capital stock which may be outstanding and after payment of, or adequate provision for, all of our known debts and liabilities, holders of common

stock and, subject to the provisions of our charter, excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

          REIT Related Restrictions. To qualify as a REIT under the
Internal Revenue Code of 1986, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year (other than the first taxable year of REIT status). In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive
(either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

         Because we intend to qualify as a REIT under the Code, our charter contains limitations designed to protect our status as a REIT. Under our charter, any person who acquires or attempts to acquire shares of our common stock in violation of the ownership limitations and transfer restrictions must give written notice to us. In addition, every stockholder of more than 5% of the number or value of our outstanding common stock must give written notice to us of the number of shares of common stock beneficially or constructively owned.
Under our charter, if a transfer of our capital stock or a change in our capital structure would result in (i) any person directly or indirectly acquiring beneficial ownership of more than 9.8% of our capital stock; (ii) our outstanding capital stock being constructively or beneficially owned by fewer than 100 persons; or (iii) us being "closely held" within the meaning of Section
856 of the Code or us otherwise failing to qualify as a REIT under the Code, then: (a) our board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, such transfer; (b) any proposed transfer will be void ab initio and will not be recognized by us; (c) we will have the right to redeem the shares proposed to be transferred at a price equal to the lesser of the price per share paid in the transaction which created the violation and the last reported sales price on the Nasdaq Stock Market on the trading date immediately prior to the date we give notice of redemption; and (d)
the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, excess stock, having no voting rights. Holder of excess stock do have certain rights in the event of any liquidation, dissolution or winding-up of the corporation. Our charter further proves that the excess stock will be held by a trustee appointed by us in trust
(i) for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be excess stock and certain price-related restrictions are satisfied, and (ii) with respect to dividend rights (and rights to funds in excess of the amounts paid to the holder), for the benefit of a charitable beneficiary appointed by us. Our board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of common stock by such persons would not disqualify us as a REIT under the Code.

          Certain Anti-Takeover Effects. Our charter and bylaws also contain provisions that may be deemed to have anti-takeover effects. For example, our charter (i) does not allow for cumulative voting by stockholders;
(ii) provides for a classified board of directors, and (iii)

contains limitations on the amount of our securities that any person can own. In addition, our bylaws contain provisions that (i) give our board of directors the exclusive power to fill vacancies on the board and provide that any director so appointed will serve for the remaining term of that directorship; (ii) give our board the exclusive power to determine the numbers of directors; (iii) require advance notice of any stockholder nominations for director and proposals of business by stockholders to be conducted at the meeting; (iv) limit stockholders' ability to call a special meeting; (v) give our board of directors the exclusive power to amend our bylaws; (vi) require approval of two-thirds of the shares to remove directors for cause; (vii) require our board of directors to have at least three independent directors as defined by Section 3-802 of the
MGCL which allows us to opt into certain statutory anti-takeover provisions; and
(viii) specifically opt-into the business combination provisions of the MGCL
(with the exception that such provisions do not apply to transactions with
United Mobile Homes, Inc. or Monmouth Capital Corporation, which are affiliates of us). Additionally, our charter provides that our board of directors may authorize additional shares of capital stock and may classify or reclassify only unissued capital stock, including classification into shares of preference stock, without stockholder action. Such stock could be issued in such a way as to have anti-takeover effects.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Monmouth Real Estate Investment Company (the "Company") is organized in the State of Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper personal benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

         The MGCL requires a corporation to indemnify its present and former directors or officers who have been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

         The indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification may not be made in respect of any proceeding in which the director or officer has been adjudged to be liable to the corporation.

          In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

         As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

         The Company's Articles of Incorporation provide that the Company must indemnify its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company's Articles of Incorporation contain a provision which limits a director's or officer's liability for monetary damages to the Company or its stockholders.

         The Company has entered into Indemnification Agreements with its directors and certain officers which generally provide that the Company is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of the
Company; or (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         The following are Exhibits included in this Registration Statement:

         Exhibit No.    Description
         -----------    -----------

               4        Monmouth Real Estate Investment Corporation's 1997 Stock
                        Option Plan. Incorporated herein by reference to the
                        Definitive Proxy Statement of Monmouth Real Estate
                        Investment Corporation, the predecessor to Registrant, dated
                        March 20, 1997, filed with the Securities and Exchange
                        Commission on March 21, 1997.

               5        Opinion of Blackwell Sanders Peper Martin LLP regarding
                        legality.

               23.1     Consent of Blackwell Sanders Peper Martin LLP (included in
                        Exhibit 5).

               23.2     Consent of KPMG LLP.

               24       Power of Attorney.

ITEM 9.  UNDERTAKINGS

         (a) RULE 415 OFERING

                  The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post, effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement
                  (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental
                  change in the information set forth in the registration
                  statement. Notwithstanding the foregoing, any increase or
                  decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
                  424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum
                  aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective registration
                  statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic

         reports filed with or furnished to the Securities and Exchange
         Commission by the Registrant pursuant to Section 13 or Section 15(d)
         of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF
REGISTRATION STATEMENT ON FORM S-8

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Freehold, State of New Jersey on May 21,
2003:

                                  MONMOUTH REAL ESTATE INVESTMENT CORPORATION

                                  By: /s/ EUGENE W. LANDY
                                      -------------------------------------------------
                                      Printed Name:  Eugene W. Landy
                                      Title: Chairman of the Board, President and Director

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities indicated on May 21, 2003.

/s/ EUGENE W. LANDY                                  /s/ MATTHEW I. HIRSCH
--------------------------------------               --------------------------------------
Eugene W. Landy                                      Matthew I. Hirsch
Chairman of the Board,                               Director
President and Director
(Principal Executive Officer)

/s/ CYNTHIA J. MORGENSTERN                          /s/ CHARLES P. KAEMPFFER
--------------------------------------              --------------------------------------
Cynthia J. Morgenstern                              Charles P. Kaempffer
Executive Vice President and Director               Director

/s/ ERNEST V. BENCIVENGA                            /s/ SAMUEL A. LANDY
--------------------------------------              -------------------------------------
Ernest V. Bencivenga                                Samuel A. Landy
Treasurer and Director                              Director

/s/ ANNA T. CHEW                                    /s/ JOHN R. SAMPSON
--------------------------------------              --------------------------------------
Anna T. Chew                                        John R. Sampson
Controller and Director                             Director
(Principal Financial and Accounting Officer)

/s/ DANIEL D. CRONHEIM                              /s/ PETER J. WEIDHORN
--------------------------------------              --------------------------------------
Daniel D. Cronheim                                  Peter J. Weidhorn
Director                                            Director

                                  EXHIBIT INDEX

        Exhibit No.     Description
        -----------     -----------

               4        Monmouth Real Estate Investment Corporation's 1997 Stock
                        Option Plan. Incorporated herein by reference to the
                        Definitive Proxy Statement of Monmouth Real Estate
                        Investment Corporation, the predecessor to Registrant, dated
                        March 20, 1997, filed with the Securities and Exchange
                        Commission on March 21, 1997.

               5        Opinion of Blackwell Sanders Peper Martin LLP regarding
                        legality.

               23.1     Consent of Blackwell Sanders Peper Martin LLP (included in
                        Exhibit 5).

               23.2     Consent of KPMG LLP.

               24       Power of Attorney.